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                                                                      Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, DC  20549


May 22, 2002

Ladies and Gentlemen:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 21, 2002 of UGI Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP


Copy to:

Mr. Anthony J. Mendicino, Vice President - Finance and Chief Financial Officer UGI Corporation